Exhibit 99.1

Glori Energy Reports Fourth Quarter 2015 Operating and Financial Results

HOUSTON, March 23, 2016 /PRNewswire/ -- Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company focused on enhanced oil recovery using its proprietary AERO® System, today reported financial and operating results for the three and twelve months ended December 31, 2015. Highlights include:

  Phase II of AERO deployment at Coke Field with nutrient injection underway and progressing as planned
  Credit agreement amended to eliminate financial covenant requirements and borrowing base redeterminations until maturity in March 2017
  Cost reductions implemented in the first quarter that are estimated to result in annualized cost benefit of approximately $3 million

Stuart Page, Chief Executive Officer of Glori Energy, said, "As we enter another year in a challenging commodity price environment, we are focused on protecting our balance sheet and liquidity while vigorously pursuing multiple options for enhancing our financial flexibility. We have significantly reduced our expenses and are maintaining a very conservative approach to capital spending.

"Over the last several months we have taken significant steps to reduce costs at every level across the company, with aggregate cost savings estimated at $3 million on an annual basis, of which approximately $720,000 is achieved through field operating expense reductions at our producing properties.

"Phase II of AERO implementation is now underway at our Coke field. Phase II added two existing idle producing wells that were repurposed as injection wells, and we have now been injecting AERO in three wells since March 4. We have no other capital projects planned in 2016.

"We are pleased to have amended our credit agreement to remove the risk of any non-compliance with financial covenant ratios. As we previously reported, we have retained a financial advisory firm with experience in the energy industry to actively explore M&A alternatives with several potential partners, investors and asset sellers with the goal of improving our liquidity and increasing shareholder value."

Financial Results

Glori generates revenues through the production and sale of oil and natural gas and through services provided to third-party oil companies.

Total revenues for the fourth quarter were $1.8 million, down from $3.8 million in the prior-year period due to the significant decline in oil prices, lower production and reduced services project activity.

Oil and Gas Segment revenues decreased to $1.5 million from $3.2 million in the fourth quarter of 2014, reflecting a 42% decrease in average oil prices received and a 12% decrease in oil and gas volumes produced in the fourth quarter of 2015.

AERO Services Segment revenues were $261,000, down from $608,000 in the fourth quarter of 2014 as a result of the reduced level of spending by the oil industry and decreased interest in launching new projects as a result of the lower oil prices.

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("Adjusted EBITDA") for the fourth quarter was a negative $1.5 million, compared to a negative $2.0 million for the fourth quarter of 2014. (See the accompanying reconciliation of net loss to adjusted EBITDA.)

Reported net loss was $27.1 million, or a net loss of $0.85 per common share, which includes the negative impact of a $22.6 million asset impairment due to the sharp decline in oil prices, partly offset by a $944,000 gain on commodity derivatives. This compares to a reported fourth quarter 2014 net loss of $11.7 million, or a net loss of $0.37 per common share, which included the negative impact of a $13.2 million asset impairment, partly offset by a $6.8 million gain on commodity derivatives.

Excluding the impact of the asset impairments and the unrealized gains on commodity derivatives, adjusted net loss for the fourth quarter 2015 was $4.4 million, or $0.14 per common share, compared to an adjusted net loss in the fourth quarter of 2014 of $4.7 million, or $0.15 per common share. (See the accompanying reconciliation of net loss to adjusted net loss excluding special items.)

Oil and Gas Segment

Revenues from oil, condensate and natural gas decreased $1.7 million to $1.5 million in the fourth quarter of 2015 compared to the prior-year period. Average daily production was 461 net barrels of oil equivalent per day ("BOE/D") of which 91% was from oil and condensate. Average realized price was $39.07 per barrel of oil. After the effect of oil swap settlements, oil price per barrel was approximately $64.22. Total production in the fourth quarter of 2015 decreased approximately 5% from third quarter 2015 production due primarily to the shutting in of producing wells to perform workovers at our Bonnie View field and equipment downtime at the Coke Field. Fourth quarter 2014 production was 525 net BOE/D with an average realized oil price of $67.04. Including the effect of oil swap settlements, average realized price was $80.10 in the fourth quarter of 2014.

As previously reported, AERO implementation at the Coke field began in mid-July 2015 on a limited basis with one injection well. On March 4, 2016, Glori completed Phase II of AERO implementation with an additional two injectors intended to stimulate production from more of the field than was impacted by the first injector.

Oil and gas expenses in the fourth quarter of 2015 were $2.5 million, a decrease of 27% compared to $3.5 million in the fourth quarter of 2014, due primarily to a 19% reduction in lease operating expenses at the Coke field, a 60% reduction in salaries and benefits and other overhead expenses, and a 53% reduction in severance taxes as a result of lower oil prices. Total lease operating expenses decreased only 5% in the quarter, due to the acquisition of the Bonnie View field in June 2015, which contributed $301,000 in lease operating expenses in the quarter. Included in oil and gas operating expenses for the fourth quarter of 2015 are direct lease operating expenses of approximately $1.8 million, ad valorem taxes of $154,000, production taxes of $71,000, acquisition expenses of $48,000 and compensation and other administrative expenses associated with our acquisitions and production professional personnel of $495,000.

In 2016, Glori has taken additional steps to reduce lease operating expenses, and as part of our cost saving measures, we have shut in or reduced flow rates from certain high-cost and under-performing wells. These cost-saving actions should result in a net improvement in field profitability of approximately $720,000 on an annualized basis.

For the fourth quarter of 2015, we had price swap derivatives in place covering approximately 57% of our oil and condensate production and continue to maintain swaps covering a portion of estimated future production for 2016. Our commodity swaps resulted in a gain of $944,000 in the fourth quarter 2015 due to the decrease in oil futures prices that occurred between September 30 and December 31, 2015. In the previous year's fourth quarter, we recorded a net gain on commodity derivatives of $6.8 million.

Glori has oil derivative contracts for 7,300 barrels per month at $86.50 per barrel through March 2016, followed by contracts covering 6,550 barrels per month at $82.46 per barrel through December 31 2016.

AERO Services Segment

Revenues from the AERO Services Segment in the fourth quarter 2015 decreased $347,000 to $261,000 from the prior year's fourth quarter. The decrease was primarily due to a decline in the number of new projects.

AERO Services operating expenses decreased 61% to $321,000 in the fourth quarter of 2015 compared to $813,000 in the same period in 2014, primarily due to the lower number of projects and decreased compensation expense.

Other Expenses

During the fourth quarter, science and technology expenses decreased to 41% to $412,000 from $702,000 a year ago, primarily due to a decrease of 77% in lab supplies and materials purchased in support of client AERO projects and a decrease of 53% in salary and benefits expense due to cost reduction efforts. These decreases were partially offset by increases in stock-based compensation and third-party research fees.

Selling, general and administrative expense decreased 22% to $1.3 million in the fourth quarter of 2015, compared to $1.7 million in the prior-year period, primarily due to a 56% decrease in salaries and benefits.

Depreciation, depletion and amortization increased from $1.7 million in the fourth quarter of 2014 to $2.2 million in the fourth quarter of 2015 due to the acquisition of the Bonnie View field and the higher depletion rate due to lower reserves value as a result of the decrease in oil prices.

Interest expense decreased $273,000 to $441,000, compared with $714,000 in the fourth quarter of 2014, as a result of the reduction of debt that was used to partially fund the Coke Field acquisition and the March 2015 prepayment of another secured note that was outstanding for the full 2014 period.

Liquidity

At December 31, 2015, Glori had working capital of $9.3 million, down from $26.2 million at December 31, 2014. Cash decreased from $29.8 million at December 31, 2014 to $8.4 million at December 31, 2015 due to net cash used in operating activities of $9.7 million, the repayment of debt of $8.8 million, net, and capital expenditures of $3.0 million, net of the proceeds from the sale of the long-term derivatives of $2.7 million.

Capital expenditures for the full year 2015 totaled $5.8 million, of which $2.6 million was for the acquisition of the Bonnie View field, with the remainder consisting primarily of expenditures related to the implementation of AERO at the Coke field, including unitization, drilling an injector well, related surface facilities and other unproved property lease costs in East Texas.

Capital expenditures for the 2016 fiscal year are expected to total approximately $1.0 million in connection with Phase II of AERO implementation on the Coke Field.

On March 18, 2016, Glori's wholly owned subsidiary, Glori Energy Production (GEP) amended its senior secured term loan to remove key covenants. The amendment eliminates all financial ratio covenants and semi-annual collateral value borrowing base redeterminations until maturity in March 2017. In connection with the amendment, the interest rate on the loan increased to 13.0% from 11.0%, with the additional 2.0% increase to be paid in cash or added to the principal amount on a monthly basis at Glori's option. During the fourth quarter of 2015, GEP repaid $4.4 million of the loan, including $2.7 million using the proceeds from the monetization its 2017 and 2018 hedges. GEP currently has $10.3 million outstanding on the loan. GEP was in compliance with all covenants as of December 31, 2015. Glori does not guarantee the debt of GEP.

Subject to obtaining financing on reasonable terms, Glori is continuing to pursue the acquisition of oil properties that are appropriate for the implementation of its AERO System. As result of the decreased oil prices and market conditions, the Company is not currently generating positive cash flow from operations, and will likely need to raise additional financing to fund operations and repay or refinance the $10.3 million outstanding on the GEP term loan which matures March of 2017.

Nasdaq Listing Deficiency

As previously announced, on October 23, 2015, Glori received notice that the closing bid price for its common stock had been below $1.00 per share for 30 consecutive business days and that the Company has until April 20, 2016 to regain compliance. If the Company is not able to regain compliance, as permitted by Nasdaq rules, it plans to request a second 180-day compliance period and, if granted, the Company will consider available options to cure the deficiency, including a reverse stock split. Glori plans to delay its Annual Meeting of Stockholders until the third quarter to accommodate a shareholder vote on a reverse stock split, should it be required.

Conference Call

Glori has scheduled a conference call for 11:00 a.m. ET (10:00 a.m. CT) today to discuss fourth quarter 2015 financial and operating results. To participate, dial 1-877-407-0672 (toll free) or 1-412-902-0003 and ask for the Glori Energy call or access the audio webcast via the Investor Relations section of Glori's website at www.GloriEnergy.com. Please dial in at least 10 minutes prior to the scheduled start time. A telephonic replay will be available approximately three hours after the call through March 30. Participants may access the replay by dialing 1-877-660-6853 (toll free) or 1-201-612-7415 (international) and using the conference ID 13631831#.

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore U.S. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes," "expects," "anticipates," "intends," "estimates," "projects," "predicts," "potential," "target," "goal," "plans," "objective," "should," "could," "will," or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, models, including the ROF models, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including models, earnings, revenues, expenses, margins, or any other financial expectations are not realized; oil production rates; the continued decline in oil prices and the sustained low oil price environment; the efficacy of changes in oil fields acquired or treated by us; competition and competitive factors in the markets in which Glori operates; the potential delisting of our common stock from NASDAQ; the expected cost of recovering oil using the AERO System, demand for Glori's AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world's reservoirs that are suitable for the AERO System; Glori's ability to create positive cash flows; the advantages of the AERO System and our refinements thereto compared to other enhanced oil recovery methods; Glori's ability to develop and maintain positive relationships with its customers and prospective customers; and such other factors as are discussed in Item 1A "Risk Factors" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the 2014 fiscal year and our subsequent Quarterly Reports on Form 10-Q for 2015. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori's filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

Glori Energy Contact
Victor M. Perez
Chief Financial Officer
713-237-8880
ir@glorienergy.com

Investor Relations Counsel
Lisa Elliott/ Anne Pearson
Dennard-Lascar Associates
713-529-6600
lelliott@DennardLascar.com
apearson@DennardLascar.com

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2015	2014	2015

Revenues:
Oil and gas revenues	$ 3,235	$ 1,523	$ 11,724	$ 7,397
Service revenues	608	261	4,135	1,605
Total revenues	3,843	1,784	15,859	9,002

Operating expenses:
Oil and gas operations	3,468	2,543	10,777	9,974
Service operations	813	321	3,528	1,771
Science and technology	702	412	1,868	1,940
Selling, general and administrative	1,716	1,335	5,920	5,884
Impairment of oil and gas property	13,160	22,600	13,160	22,600
Depreciation, depletion and amortization	1,693	2,170	4,624	5,507
Total operating expenses	21,552	29,381	39,877	47,676

Loss from operations	(17,709)	(27,597)	(24,018)	(38,674)

Other (expense) income:
Interest expense	(714)	(441)	(3,023)	(2,169)
Gain on change in fair value of warrants	-	-	2,454	-
Gain on commodity derivatives	6,787	944	6,023	3,961
Other (expense) income	(4)	28	17	445
Total other income, net	6,069	531	5,471	2,237

Net loss before taxes on income	(11,640)	(27,066)	(18,547)	(36,437)

Income tax expense (benefit)	16	(14)	209	(182)

Net loss	$ (11,656)	$ (27,052)	$ (18,756)	$ (36,255)

Net loss per common share, basic and diluted	$ (0.37)	$ (0.85)	$ (0.65)	$ (1.14)

Weighted average common shares outstanding, basic and diluted	31,499	31,859	28,855	31,769

Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2014	December 31, 2015

ASSETS

Current assets:
Cash and cash equivalents	$ 29,751	$ 8,380
Accounts receivable	1,371	1,456
Commodity derivatives	2,905	3,411
Prepaid expenses and other current assets	244	314
Total current assets	34,271	13,561

Property and equipment:
Proved oil and gas properties - successful efforts	45,694	48,454
Other property and equipment	5,941	6,439
	51,635	54,893

Less: accumulated depreciation, depletion and amortization	(22,822)	(47,578)
Total property and equipment, net	28,813	7,315

Commodity derivatives	2,891	-
Deferred loan costs	490	227
Deferred tax asset	970	1,161
Total assets	$ 67,435	$ 22,264

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 2,251	$ 1,430
Deferred revenues	653	-
Accrued expenses	1,792	1,180
Current portion of long-term debt	2,380	480
Current deferred tax liability	970	1,161
Total current liabilities	8,046	4,251

Long-term liabilities:
Long-term debt, less current portion	16,845	10,045
Other long-term liabilities	1,329	1,457
Total long-term liabilities	18,174	11,502
Total liabilities	26,220	15,753

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2014 and September 30,2015	-	-
Common stock, $.0001 par value, 100,000,000 shares authorized, 31,499,303 and 31,861,357 shares issued and outstanding as of December 31, 2014 and December 31, 2015, respectively	3	3
Additional paid-in capital	105,383	106,934
Accumulated deficit	(64,171)	(100,426)
Total stockholders' equity	41,215	6,511
Total liabilities and stockholders' equity	$ 67,435	$ 22,264

Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2014	2015

Cash flows from operating activities:
Net loss	$ (18,756)	$ (36,255)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	4,624	5,507
Exploration expenses	-	102
Stock-based compensation	296	1,412
Bad debt expense	-	56
Amortization of deferred loan costs and other	439	326
Accretion of end-of-term charge	96	40
Unrealized gain on change in fair value of commodity derivatives	(5,796)	(340)
Gain on change in fair value of warrant liabilities	(2,454)	-
Accretion of discount on long-term debt	67	28
Loss on disposal of property and equipment	-	75
Gain on the sale of Etzold	-	(422)
Settlement of asset retirement obligations	-	(44)
Impairment of oil and gas property	13,160	22,600
Changes in operating assets and liabilities:
Accounts receivable	(1,087)	(141)
Prepaid expenses and other current assets	(149)	(70)
Accounts payable	1,339	(1,126)
Deferred revenues	(1,100)	(653)
Accrued expenses	1,135	(806)
Net cash used in operating activities	(8,186)	(9,711)

Cash flows from investing activities:
Purchase of proved oil and gas property	(41,353)	(5,220)
Purchase of other property and equipment	(1,009)	(588)
Proceeds from the sale of long-term commodity derivatives	-	2,725
Proceeds from the sale of Etzold	-	75
Net cash used in investing activities	(42,362)	(3,008)

Cash flows from financing activities:
Proceeds from issuance of common stock, preferred stock and preferred warrants	5,019	-
Proceeds from issuance of long-term debt	24,035	52
Proceeds from exercise of warrants and stock options	4,188	139
Proceeds from merger with Infinity Corp. including private placement of common stock	38,441	-
Payments on long-term debt	(8,147)	(8,780)
Payments for deferred offering costs	(3,337)	(63)
Payments for deferred loan costs	(767)	-
Net cash provided by (used in) financing activities	59,432	(8,652)

Net increase (decrease) in cash and cash equivalents	8,884	(21,371)

Cash and cash equivalents, beginning of period	20,867	29,751

Cash and cash equivalents, end of period	$ 29,751	$ 8,380

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2014	2015	2014	2015

Net loss	$ (11,656)	$ (27,052)	$ (18,756)	$ (36,255)
Impairment of oil and gas property	13,160	22,600	13,160	22,600
Unrealized (gain) loss on commodity derivatives	(6,157)	28	(5,796)	(340)
Gain on change in fair value of warrants	-	-	(2,454)	-
Adjusted net loss	$ (4,653)	$ (4,424)	$ (13,846)	$ (13,995)

Adjusted net loss per share	$ (0.15)	$ (0.14)	$ (0.48)	$ (0.44)

Weighted average common shares outstanding	31,499	31,859	28,855	31,769

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2014	2015	2014	2015

Net loss	$ (11,656)	$ (27,052)	$ (18,756)	$ (36,255)
Taxes on income	16	(14)	209	(182)
Interest expense	714	441	3,023	2,169
Depreciation, depletion and amortization	1,693	2,170	4,624	5,507
EBITDA	$ (9,233)	$ (24,455)	$ (10,900)	$ (28,761)

Gain on change in fair value of warrants	-	-	(2,454)	-
Unrealized (gain) loss on commodity derivatives	(6,157)	28	(5,796)	(340)
Write-off of obsolete inventory and equipment	121	4	121	75
Gain on the sale of Etzold	-	-	-	(422)
Exploration expenses	-	-	-	102
Stock-based compensation	64	307	296	1,412
Impairment of oil and gas property	13,160	22,600	13,160	22,600
Adjusted EBITDA	$ (2,045)	$ (1,516)	$ (5,573)	$ (5,334)